Pricing Supplement No. 72  Dated February 20, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)

Principal Amount: $75,000,000

CUSIP: 61687Y CE5

Trade Date: February 20, 1998

Settlement Date: February 25, 1998

Maturity Date:  February 25, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 99.906171%

Net Proceeds to Issuer: $74,929,628.25

Interest Rate (per annum): 3-month LIBOR minus 5 basis points

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): May 25, August 25, November 25 and
February 25 of each year, commencing May 25, 1998.

Record Date(s): (X)  The fifteenth day (whether or not a Business
                     Day) next preceding each Interest Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: Rate on the second London
Banking Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
(  ) Monthly  ( X )  Quarterly  (   ) Other:

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
           ( X ) Quarterly  (Actual/360)
     (   )  Semi-annually; the third Wednesday of :
     (   )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second London Banking Day preceding the
Interest Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: Quarterly;  May 25, August 25,
November 25, and February 25 of each year, commencing May 25,
1998 (subject to Business Day convention described in the Prospectus Supplement).

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus 5 basis points    Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  Actual/360
                             (Commercial Paper Rate Notes,
                             Federal Funds Rate Notes, Prime
                             Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
         (  )  Certificated Note

Denomination:  $250,000 with $1,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to stated maturity.

Optional Redemption Date(s):  N/A
Initial Redemption Date:  N/A
Initial Redemption Percentage:   N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National
                              Association
                      (  )    Morgan Guaranty Trust Company of New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.
     The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS.